Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

PRICING OF $500 MILLION OF SENIOR NOTES

AND NEW BLOOMBERG TICKER SYMBOL

Uncasville, Connecticut, September 30, 2016 – The Mohegan Tribal Gaming Authority, or the Authority, the owner of Mohegan Sun in Uncasville, Connecticut, and Mohegan Sun Pocono in Wilkes-Barre, Pennsylvania, announced today that it has priced the offering of its senior notes due 2024 (the “notes”), which was commenced on September 26, 2016, as well as the change of its Bloomberg ticker symbol from “TRIBAL” to “MOHEGN.” The notes will be unsecured, unsubordinated obligations of the Authority and will be guaranteed by certain of its subsidiaries. The Authority will issue $500 million in aggregate principal amount of notes at a price equal to 99.271% of par. The notes offering is expected to close on October 14, 2016, subject to certain conditions, including the Authority’s entry into $1,400 million in new senior secured credit facilities which, as previously announced, the Authority has engaged various financial institutions to arrange.

The notes will bear interest at an annual rate of 7.875%, payable semiannually, in cash in arrears on April 15 and October 15 of each year, commencing April 15, 2017. The notes will mature on October 15, 2024.

The Authority expects to use the net proceeds from the notes offering, together with borrowings under the new senior secured credit facilities to (i) finance the repayment, repurchase and redemption of certain of the Authority’s existing indebtedness, including, but not limited to, its existing secured credit facilities, its outstanding 9.75% senior notes due 2021 and 11% senior subordinated notes due 2018 (including through the Authority’s previously announced tender offer for such notes) and its floating rate notes due 2017, and (ii) pay related fees and expenses.

The notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally-recognized Indian tribe with an approximately 595-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive authority to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex located on an approximately 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun Pocono, a gaming and entertainment facility located on an approximately 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in southern New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space, including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the 1,200-room luxury Sky Hotel Tower. Mohegan Sun Pocono operates in an approximately 400,000 square-foot facility, offering traditional slot machines and table games, live harness racing and simulcast and off-track wagering, a 238-room hotel, 20,000 square feet of meeting and convention space, several dining and retail options and a bus passenger lounge. More information about the Authority and its properties can be obtained by visiting Mohegan Sun’s, Mohegan Sun Pocono’s and the Authority’s websites.

Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2015, as well as in the Authority’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

Contacts:

Robert J. Soper

Chief Executive Officer

Mohegan Tribal Gaming Authority

(860) 862-8000

Mario C. Kontomerkos

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-8000